EXHIBIT 99.2

Earnings Conference Call October 27, 2009

Comments by Ken Hunt:

Good morning everyone. For those listening in from Europe, good afternoon, and from Asia, good evening.

My name is Ken Hunt, and I am the Chairman, Founder & CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President & Chief Operating Officer, and Cliff Bown our EVP and Chief Financial Officer.

Before we begin the conference call, I need to brief all of you on “Forward Looking Statements.”

Forward Looking Statements

STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS “BELIEVES,” “ANTICIPATES,” “PLANS,” “EXPECTS,” AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY’S FILINGS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

General Comments – Ken Hunt

Today, we are going to review the results for the 3rd quarter of 2009. As always, we will host a question and answer session after the conclusion of management’s prepared remarks. If possible, I would like to budget one hour total for this conference call. If you can limit your questions to one or two, it would be appreciated.

Despite today’s challenging economic climate, VASCO is pleased to report that the first three quarters of 2009 were all profitable quarters. As previously announced, we expect to be profitable throughout 2009.

Revenues for Q3 were $22.1 million, a decrease of 44% compared to 3rd quarter 2008, which, incidentally, was the best quarter in our Company’s history. Q3 2009 was our 27th consecutive positive quarter in terms of operating income. Our gross profit for the quarter was approximately 70% of revenue and our operating income was approximately 9% of revenue.

During the quarter, we sold an additional 350 new accounts, including 56 new banks, and 294 new enterprise security customers. This compares to the third quarter a year ago in which we sold 365 new accounts, including 62 banks and 303 enterprise security customers. We now have over 9,000 customers, including almost 1,350 banks in more than 100 countries. Although management considers the number of new customers as an indicator of the momentum of our business and effectiveness of our distribution channel, the number of new customers is not indicative of future revenue.

The results of the third quarter were in line with our expectations discussed during the Q2 2009 conference call. The 3rd quarter, as expected, was weaker than the 2nd quarter, due to seasonality and the economic headwinds we have been experiencing over the last four quarters.

I am very pleased to report that during the third quarter of 2009, our cash and working capital balances increased 5% and 4%, respectively. At September 30, 2009 our net cash balance was $71.2 million and we had $83.3 million of working capital. This strong cash balance gives us the flexibility to manage our business intelligently and to look for investments that will fuel future growth. This does not mean, however, that we will start spending money without thoughtful consideration. We will look carefully where we need to invest in both short and longer-term opportunities. Accordingly, we are in the process of adding additional sales staff where opportunities for growth are promising. However, we will continue to maintain our general cost containment programs due to these challenging market conditions. With our strong fundamentals, including a healthy cash position, no debt and 27 consecutive profitable quarters, we are better equipped than many to weather this economic storm.

Lately, there have been encouraging words about the economy. On September 16, 2009, after a speech at the Brookings Institution in Washington D. C., Federal Reserve Chairman Ben Bernanke observed that the recession was most likely over. This came just after the Commerce Department reported that retail sales had climbed 2.7% in August. Likewise, there have been many publically reporting companies that have offered a more optimistic view of the economy and its affect on their results.

VASCO also believes that the financial decline abated during Q3, and we expect our volume of orders to increase during the fourth quarter. We continue to see an increase in RFP’s (Requests for Proposals) for new projects and an improvement in our weighted forecast for existing customers. These are all signs that the financial crisis has bottomed out and that VASCO’s business model is holding up in these difficult times.

Looking forward, we believe that the financial, economic and regulatory environments that have had a large negative effect on our banking customers are improving.

Introduce Jan Valcke:

At this time I would like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer. Jan.

Thank you, Ken

Ladies and gentlemen,

Q3 was a profitable quarter, despite the economic situation and the seasonality that affected our results due to the July-August holiday period.

This means that we have succeeded in being profitable throughout the first three quarters of the challenging year 2009. Our business strategy works, in good times and in less positive times. Our business mix between Banking, Enterprise Security and Application Security gives us a high margin result, allowing us to be profitable even when our largest revenue source - the financial sector - slowed down.

VASCO keeps investing in its long term success. We are in the process of reinforcing our sales resources in important geographic and vertical areas. The fact that we are profitable, have zero debt and a healthy cash position allows us to invest when other companies are forced to cut.

When we look into our core markets, we see that our banking business has been seriously hit by the financial crisis and its consequences. We expect that crisis has reached its bottom during Q3, and that our banking business will gradually recover over the next quarters. Ken mentioned earlier an increase in the number of RFP’s for online banking projects. We have been able to win a number of these projects because of our unique business model, the quality and breadth of our products and solutions, and our industry know-how.

Our enterprise security business is surprisingly stable over the first three quarters, defying the economic recession.

Interest in our products from the application security market is also growing. Application Security includes all consumer facing non-banking online applications. This market could be defined as the combination of b-to-b and b-to-c ecommerce and ebusiness.

In the past, we had one major source of income, the banking sector. After the crisis, we expect to have steady revenue streams from Banking, Enterprise Security and Application Security.

As you may know, VACMAN Controller is the core of our server product line. IDENTIKEY is our robust and comprehensive authentication server, which supports all authentication technologies including VASCO’s recently announced PKI product range. Our PKI-range currently consists of the CertiID software solution and the growing DIGIPASS Key product family.

Thanks to these investments in R&D and development we are now competitive in mid and large enterprise opportunities that were previously out of our reach.

The proliferation of VACMAN and the growing popularity of IDENTIKEY are opening up many new opportunities for cross- and up-selling for VASCO. Thanks to IDENTIKEY, we are now competitive in larger enterprise opportunities. In the last few quarters, IDENTIKEY has allowed us to win several competitive deals in mid sized and large enterprises. Enterprise Security authentication includes:

•	employee remote access

•	network security

•	web security

VASCO has evolved into a true end-to-end authentication company, spanning the entire range between employee security and consumer security, based on one and unique VACMAN platform.

Consumer security, including our banking and application security markets, is tackled via our own sales force and our own competence centers. VASCO competence centers bundle all the company’s competence in one vertical market, such as online gaming. By creating competence centers, we enhance our dominance in new verticals, building upon our expertise and the skills of our people.

Employee security is covered by our Enterprise Security business. As you know, VASCO tackles the Enterprise Security market via a two-tier network of distributors and resellers. We keep investing in new products for Enterprise Security and we focus strongly on the quality of our channel. Our SEAL training academy does a tremendous job in training and certifying our channel partners’ engineers, by creating authorized training centers and much more.

I conclude, ladies and gentlemen, by acknowledging that the three first quarters of 2009 were not the easiest in the company’s history. Nevertheless, all three quarters were profitable. I am convinced that, when the economy picks up again, the skills of our people, our investments in best-of-breed products and services, and the right business strategy and execution will make VASCO even stronger than before.

Thank you.

Introduce Cliff Bown:

At this time I would like to introduce Cliff Bown, VASCO’s EVP and Chief Financial Officer.

Comments by Cliff Bown:

Thanks Ken and welcome to everyone on the call.

As noted earlier by Ken, revenues for the third quarter of 2009 were $22.1 million, a decrease of $17.6 million or 44% from the third quarter of 2008. For the first nine months, revenues were $69.8 million, a decrease of $34.2 million or 33% from the comparable period in 2008.

The decrease in revenue for the third quarter reflected significant declines in revenues from both the banking and enterprise and application security markets. The decrease in revenue for the first nine months reflected a significant decline in revenues from the banking market partially offset by increase in revenues from the enterprise and application security market. Revenues from the banking market decreased 49% and 41% for the third quarter and first nine months of 2009, respectively, when compared to the same periods in 2008. Revenues from the enterprise and application security market decreased 20% for the third quarter and increased 2% for first nine months of 2009, respectively, when compared to the same periods in 2008.

It should also be noted that the comparison of revenues was negatively impacted by the stronger U.S. dollar in 2009. We estimate that revenues in the third quarter and first nine months of 2009 were approximately $600 thousand and $4.3 million lower, respectively, than they would have been had the exchange rates in 2009 been the same as in 2008.

The percentage of revenue coming from the enterprise and application security market, whose average gross margin as a percentage of revenue is generally 20 to 30 percentage points higher than the gross margins from the banking market, has increased in 2009 when compared to 2008. The distribution of our revenue in the third quarter of 2009 between our two primary markets was approximately 75% from banking and 25% from enterprise application security. This compares to 83% from banking and 17% from enterprise application security in Q3 2008.

For the first nine months of 2009, 73% of our revenue was from banking and 27% from enterprise and application security and compares to 82% from banking and 18% from enterprise and application security for the first nine months of 2008.

Our revenues continue to come predominately from outside of the U.S. The geographic distribution of our revenue in the third quarter was approximately 77% from Europe, 9% from the U.S., 6% from Asia and the remaining 8% from other countries.

The geographic distribution of our revenue for the first nine months of 2009 was approximately 73% from Europe, 6% from the U.S., 9% from Asia and the remaining 12% from other countries.

Gross profit as a percentage of revenue for both the third quarter and first nine months of 2009 was approximately 70%. In 2008, gross profit as a percentage of revenue was also 70% for both the third quarter and first nine months of the year.

As there was no material change in the gross profit as a percentage of revenue, there were no material changes in the underlying components driving our gross margins.

For example, our non-hardware revenues were between 23% and 24% of total revenue for each of the three and nine month periods in 2009 and 2008.

While, the mix of products sold in the third quarter and first nine months of 2009 reflected an increase in card readers sold as a percentage of total revenue when compared to the same periods in 2008, the impact of the increase in readers sold was offset by improved margins in non-reader hardware products sold. Revenues from card readers were approximately 18% of our revenue for both the third quarter and first nine months of 2009 and compare to approximately 13% and 16%, respectively for the comparable periods in 2008. As noted on previous calls, our card reader product line has lower margins due to competitive pricing pressures.

Operating expenses for the third quarter of 2009 were $13.4 million, a decrease of $3.0 million or 18% from the third quarter of 2008. Operating expenses for the first nine months of 2009 were $40.8 million, a decrease of $6.2 million or 13% from the same period in 2008.

The comparison of operating expenses in 2009 to 2008 was positively impacted by the stronger U.S. dollar in 2009. We estimate that expenses were $0.9 million and $4.3 million lower for the third quarter and first nine months, respectively, than they would have been had the exchange rates in 2009 been the same as in 2008.

Operating expenses for the third quarter of 2009 included $484 thousand of expense related to stock-based incentive plans. For the first nine months of 2009, operating expenses included a benefit of $785 thousand related to stock-based incentive plans. As noted in our the first quarter conference call, we reversed of approximately $2.0 million of accruals that had been established in prior years for long-term, incentive-based compensation plans where it is no longer likely that the performance targets will be met.

Stock-based incentive plan expenses in the third quarter and first nine months of 2008 were $811 thousand and $2,284,000, respectively.

For the third quarter, including the benefit of currency, operating expenses decreased by $2.1 million, or 24% in sales and marketing, decreased by $236,000 or 8% in research and development, and decreased by $610,000 or 14% in general and administrative when compared to the third quarter in 2008. The decrease in the sales and marketing expense primarily reflected the benefit of the change in exchange rates, lower compensation expenses, lower marketing expense and lower travel expense. The decrease in research and development expense primarily reflected the benefit of the change in exchange rates partially offset by an increase in average headcount. The decrease in the general and administrative expense primarily reflected the benefit of the change in exchange rates, lower recruiting expenses, lower insurance expense and professional fees partially offset by an increase in depreciation expense and an increase in average headcount. As a result of our investment in new staff throughout 2008, our average total headcount in the third quarter of 2009 was 16 persons, or 6%, higher than the average headcount in the third quarter of 2008. The increase in average headcount included an increase of 12 persons in R&D and 4 persons in general and administrative staff.

For the first nine months of 2009, operating expenses decreased by $3.8 million, or 15% in sales and marketing, $431,000 or 5% in research and development, and $1.8 million or 15% in general and administrative when compared to the same period in 2008. In addition to the reasons noted for the changes in the third quarter, the decreases in expense for the first nine months reflected the benefit from the reduction in stock-based incentive plan compensation expense noted previously. In addition, the reduction in expense was partially offset by an increase in our average headcount in all areas. Our average headcount for the first nine months of 2009 was 15 persons, or 10%, higher in sales, marketing and operations staff; 16 persons, or 21% higher in R&D staff; and 10 persons, or 26% higher in general and administrative staff.

Operating income for the third quarter of 2009 was $2.0 million, a decrease of $9.5 million or 83% from the $11.4 million reported in the third quarter of 2008. For the first nine months, operating income was $8.0 million in 2009, a decrease of $18.3 million or 70% from the $26.3 million reported in 2008.

Operating income as a percent of revenue, or operating margin, was 8.8% for the third quarter and 11.5% for the first nine months of 2009. In 2008, our operating margins were 28.8% for the quarter and 25.3% for the first nine months. While we have benefited from our cost containment actions, the decrease in operating margin reflects the fact that we have continued to maintain the investments we made in our infrastructure in 2008 that will be needed to support future growth.

The Company reported income tax expense of $1.0 million for the third quarter and $2.9 million for the first nine months of 2009. The effective tax rate was 40% and 29% for the third quarter and first nine months of 2009, respectively.

For 2008, the Company reported income tax expense of $1.8 million for the third quarter and $5.0 million for the first nine months. The effective tax rate reported in 2008 was 16% for the third quarter and 19% the nine month period ended September 30th.

The effective rates for both 2009 and 2008 reflect our estimate of our full-year tax rate at the end of the third quarter in each period. In both periods, adjustments were made in the third quarter to reflect the change in estimate for the full-year tax rate. The increase in the tax rate in 2009 compared to 2008 is primarily attributable to reduction in pretax profits. Under our current structure, our effective rate will be very sensitive to the level of pretax income. As pretax income increases, we expect the effective rate to decline. As pretax income decreases, the effective rate will increase.

Earnings before interest, taxes, depreciation, and amortization (EBITDA or operating cash flow if you will) was $3.3 million for the third quarter and $11.9 million for the first nine months of 2009. EBITDA was $8.1 million or 71% lower in the third quarter and $16.5 million or 58% lower than in the first nine months of 2008. The reduction in EBITDA primarily reflects the reduction in earnings.

The makeup of our workforce as of September 30, 2009 was 294 people worldwide with 156 in sales, marketing and customer support, 93 in research and development and 45 in general and administrative. As noted previously, the average headcount for the third quarter of 2009 was 16 persons or 6% higher than the average headcount for the third quarter of 2008. The average headcount for the first nine months of 2009 was 41 persons or 16% higher than the average headcount for the same period in 2008.

Our strong cash and working capital balances continued to increase during the third quarter of 2009. As of September 30, 2009, our net cash balance, which is defined as total cash less bank borrowings, was $71.2 million, an increase of $3.6 million, or 5% from $67.6 million at June 30, 2009 and an increase of $13.5 million, or 23%, from $57.7 million at December 31, 2008. As of September 30, 2009, our working capital balance was $83.3 million, an increase of $3.4 million, or 4% from $79.9 million at June 30, 2009 and an increase of $7.4 million, or 10%, from $75.9 million at December 31, 2008. We had no debt outstanding during the quarter.

During the quarter our Days Sales Outstanding in accounts receivable increased to 85 days as of September 30, 2009 from 65 days at June 30, 2009 and from 79 days at December 31, 2008. The increase in DSO was primarily related to the timing of when sales were made in the quarter.

Thank you for your attention. I would now like to turn the meeting back to Ken.

Ken Hunt Final Remarks:

Summing up, we expect to be profitable for the full year 2009 through focus and execution. We will continue to invest in our marketing activities, our people and our infrastructure while containing our costs. In light of the continued uncertainty in the market, VASCO will continue to temporarily discontinue providing annual guidance.

At this time we will open the call for your questions. Operator?

Ladies and gentlemen, thank you for your attendance today. I look forward to your participation in our next Earnings Conference Call for Q4, 2009. As always, you can rely on VASCO’s people to do their very best!

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